Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to the Registration Statement No. 333-285692 on Form F-1 of our report dated May 5, 2025 (July 7, 2025, as to the effect of the settlement agreement described in Note 9.5 and the amendments of the Bridge Loans described in Note 15.E) relating to the financial statements of Regentis Biomaterials Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

October 24, 2025